EXHIBIT 10.2

WAIVER AGREEMENT

This Waiver Agreement (this “Waiver Agreement”) is entered into as of June 23, 2026, by and among WF International Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), The Benchmark Company, LLC (“Benchmark”), and Axiom Capital Management, Inc. (“Axiom” and, together with Benchmark, the “Placement Agents”).

RECITALS

WHEREAS, the Company and the Placement Agents are parties to that certain Placement Agency Agreement, dated November 4, 2025 (the “Placement Agency Agreement”), pursuant to which the Placement Agents served as the exclusive placement agents for the Company in connection with the offering and placement of the Company’s securities (the “Original Offering”);

WHEREAS, pursuant to Section 2(D) of the Placement Agency Agreement, the Company granted the Placement Agents a right of first refusal to act as lead or joint investment bankers, lead or joint book runners, lead or joint placement agents, and/or investment banker/advisor for each and every future public and private equity and debt offering, including all equity-linked financings, for a period of 12 months after the Closing Date (the “Right of First Refusal”);

WHEREAS, pursuant to Section 2(A) of the Placement Agency Agreement, the Company issued to the Placement Agents or their designees at the closing of the Original Offering five-year warrants (the “Placement Agents Warrants”) to purchase the ordinary shares, par value of $0.00001 per share, of the Company (the “Ordinary Shares”);

WHEREAS, pursuant to Section 3 of the Placement Agency Agreement, in connection with the Original Offering, the Company issued to the investors therein warrants to purchase Ordinary Shares (the “Investor Warrants”);

WHEREAS, the Company desires to conduct a new offering of its securities (the “New Offering”) without the participation of the Placement Agents, and in connection therewith, the Company has requested that the Placement Agents waive the Right of First Refusal; and

WHEREAS, the Placement Agents have agreed to waive the Right of First Refusal, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.        Waiver of Right of First Refusal. The Placement Agents hereby irrevocably waive the Right of First Refusal set forth in Section 2(D) of the Placement Agency Agreement solely with respect to the New Offering, including all activities associated therewith; provided, however, that such waiver is conditioned upon the New Offering having substantially the same terms as set forth in the form of share purchase agreement or similar agreement attached hereto as Exhibit A. For the avoidance of doubt, except as expressly waived herein, the Right of First Refusal shall remain in full force and effect with respect to all other future offerings during the remaining term of such right.

2.        Waiver Fee. In consideration for the waiver granted herein, the Company shall pay to the Placement Agents, on the date hereof, a cash fee in the aggregate amount of $80,000 (the “Waiver Fee”), payable by wire transfer of immediately available funds to an account or accounts designated by the Placement Agents. The allocation of the Waiver Fee between Benchmark and Axiom shall be as instructed by the Placement Agents. In further consideration for the waiver granted herein, the Company shall issue to the Placement Agents or their designees, on or prior to the closing of the New Offering, an aggregate of 20,000 unregistered Ordinary Shares of the Company bearing customary restrictive legends (the “Waiver Shares”). The allocation of the Waiver Shares between Benchmark and Axiom (and/or their respective designees) shall be as instructed by the Placement Agents. The Company agrees to register the Waiver Shares for resale within four weeks following the closing of the New Offering (the last day of the four-week period, the “Registration Deadline”). In the event that such registration has not become effective by the Registration Deadline, the Company shall repurchase the Waiver Shares from the Placement Agents at a price of $4.00 per share.

3.        Reduction of Warrant Exercise Prices.

(a)        The exercise price of the Placement Agents Warrants issued to the Placement Agents or their designees pursuant to Section 2(A) of the Placement Agency Agreement shall be reduced from $25.00 per share, as adjusted pursuant to Section 3(a) under the Placement Agent Warrant, to the lowest price per share at which the Company offers its securities to investors in the New Offering (the “Reduced Exercise Price”). Such reduction shall become effective upon the closing of the New Offering. All other terms and conditions of the Placement Agents Warrants shall remain unchanged and in full force and effect.

(b)        The exercise price of the Investor Warrants shall be reduced from $3.8671 per share, as adjusted pursuant to Section 3(b) under the Investor Warrant, to the Reduced Exercise Price. Such reduction shall become effective upon the closing of the New Offering. All other terms and conditions of the Investor Warrants shall remain unchanged and in full force and effect.

4.        Representations and Warranties. Each party hereby represents and warrants to the other parties that (a) it has full power and authority to execute and deliver this Waiver Agreement and to perform its obligations hereunder, (b) this Waiver Agreement has been duly authorized, executed and delivered by such party, and (c) this Waiver Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

5.        Governing Law; Jurisdiction. This Waiver Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes arising under this Waiver Agreement shall be heard exclusively in the state or federal courts located in the City of New York, State of New York, and each party hereto expressly submits to the jurisdiction of such courts.

6.        Counterparts. This Waiver Agreement may be executed in one or more counterparts (including by facsimile or .pdf transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.        Amendments. No supplement, modification or waiver of this Waiver Agreement shall be binding unless executed in writing by the party to be bound thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Waiver Agreement as of the date first written above.

WF INTERNATIONAL LIMITED

By:	/s/ Ni Jiang
Name: Ni Jiang
Title: Director

THE BENCHMARK COMPANY, LLC

By:	/s/ Michael S. Jacobs
Name: Michael S. Jacobs
Title: MD/Head of ECM

AXIOM CAPITAL MANAGEMENT, INC.

By:	/s/ Liam F. Dalton
Name: Liam F. Dalton
Title: CEO

EXHIBIT A

Form of Share Purchase Agreement

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